Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

PepGen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)		$15.00	$124,200,000	$0.0000927	$11,513.34

	Total Offering Amounts					$124,200,000		$11,513.34

	Total Fees Previously Paid							$10,660.50

	Total Fee Offsets							-

	Net Fee Due							$852.84

(1)	Includes shares of our common stock subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.